Exhibit 23.1

Phio Pharmaceuticals Corp.

Marlborough, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-224799, 333-227173, 333-227617, 333-234032, 333-238204, 333-239779, 333-271521, 333-272526 and 333-276146), Form S-8 (Nos. 333-274787, 333-251670, 333-189521, 333-215871, 333-227013 and 333-230547) and Form S-3 (Nos. 333-256100 and 333-252588) of Phio Pharmaceuticals Corp. of our report dated April 1, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts

April 1, 2024